Exhibit 99.1

MITEK SYSTEMS RAISES $15 MILLION IN PRIVATE PLACEMENT

SAN DIEGO – May 9, 2011 — Mitek Systems, Inc. (OTC: MITK.OB; www.miteksystems.com), the leader in mobile-imaging applications using smartphone cameras for check deposits, bill payments and ACH enrollments, announced today that it has closed a private placement of an aggregate of 2,857,143 shares of common stock at $5.25 per share to accredited investors yielding gross proceeds of $15,000,000.

The private placement was led by select institutional investors, including Weintraub Capital Management and Philadelphia Financial.

“We are very pleased to have completed this private placement and to have added high-quality new investors to our company,” said President and CEO James B. DeBello. “This financing validates our position as a leading innovator in mobile payments.”

Mitek Systems plans to use the net proceeds of the offering to fund working capital as a part of its growth strategy.  As a result of this transaction, Mitek plans to file for listing of its shares on the NASDAQ Capital Market.

William Blair & Company, LLC acted as the exclusive placement agent for the offering.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be reoffered or resold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities.

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About Mitek Systems
For more than 20 years, Mitek Systems (OTC: MITK.OB) has provided financial institutions with advanced imaging and analytics software to authenticate and extract data from imaged checks and other financial documents.  Mitek’s patented technology has created the Gold Standard for Mobile Check Deposit and is currently used by leading financial organizations in the United States to process more than 10 billion items per year.

Today, Mitek is applying its patented technology and extensive expertise in image correction, optical character recognition and intelligent data extraction to mobile devices.  Using Mitek Mobile Apps, smartphone users can now deposit checks, pay bills, save receipts and fax documents while on the road or sitting at a desk — eliminating trips to the bank, Post Office and file cabinet.  Simply take a picture of the document and Mitek does the rest — correcting image distortion, extracting relevant data, routing images to their desired location, and processing transactions through users’ financial institutions.

For more information about Mitek Systems, contact the company at 858-503-7810 or visit www.miteksystems.com.

Safe Harbor Statement

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with the use of proceeds from the sale of common stock, uncertainties associated with restrictions and protections included in the terms of the transaction documents, the common stock and other documents related to the sale of the common stock and factors described from time to time in reports filed by Mitek with the Securities and Exchange Commission, including the Mitek’s most recent Annual Report on Form 10-K.

Contact:
Investors, Analysts
Bud Leedom, Finance Director
bleedom@miteksystems.com
858.503.7810, x-309

Media
Jim Byrnes for Mitek Systems
jbyrnes@comunicano.com
610-333-1794